Exhibit 99.1

News from AEP

MEDIA CONTACT:	ANALYSTS CONTACT:
Sarah Devine	Darcy Reese
Corporate Media Relations	Managing Director, Investor Relations
614/716-2011	614/716-2614

FOR IMMEDIATE RELEASE

AEP ANNOUNCES OCT. 1 TRANSFER TO NASDAQ STOCK MARKET

COLUMBUS, Ohio, Sept.15, 2020– American Electric Power Company (NYSE: AEP) today announced it will transfer its stock exchange listing from the New York Stock Exchange (NYSE) to the Nasdaq Global Select Market, effective opening bell on Thursday, Oct. 1. The last day of trading on the NYSE will be Wednesday, Sept. 30. AEP’s stock will continue to trade under the ticker symbol “AEP”.
“As AEP transitions to a cleaner energy future, we’re harnessing the power of technology to create new solutions for our customers, while bringing value to our shareholders,” said Nicholas K. Akins, AEP chairman, president and chief executive officer. “Nasdaq’s tradition of innovation aligns well with our company’s strategic goals, and we look forward to seeing the “AEP” symbol traded among some of the most inventive and forward-thinking companies in the world.”
American Electric Power, based in Columbus, Ohio, is focused on building a smarter energy infrastructure and delivering new technologies and custom energy solutions to our customers. AEP’s approximately 17,400 employees operate and maintain the nation’s largest electricity transmission system and more than 221,000 miles of distribution lines to efficiently deliver safe, reliable power to nearly 5.5 million regulated customers in 11 states. AEP also is one of the nation’s largest electricity producers with more than 30,000 megawatts of diverse generating capacity, including approximately 5,300 megawatts of renewable energy. AEP’s family of companies includes utilities AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana, east Texas and the Texas Panhandle). AEP also owns AEP Energy, AEP Energy Partners, AEP OnSite Partners, and AEP Renewables, which provide innovative competitive energy solutions nationwide. For more information, visit aep.com.

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